ARTHUR ANDERSEN LLP


August 11, 2000


Public Service Company of New Mexico:

We are aware that Public Service Company of New Mexico and subsidiaries has incorporated by reference in its Registration Statement No. 33-65418, 333-03289, 333-03303, 333-32170 and 333-53367 its Form 10-Q for the quarter ended June 30,
2000, which includes our report dated August 11, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ Arthur Andersen LLP
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Arthur Andersen LLP